COMPLIANCE MANUAL

CODE OF ETHICS
PERSONAL SECURITIES TRANSACTIONS

I.	INTRODUCTION

In recognition of the fiduciary obligations of the Advisers to fund-of-funds, closed-ended registered investment companies (“Registered Funds”), and other accounts (each a “Client”) and their desire to maintain high ethical standards, Arden Asset Management LLC (“AAM LLC”) and Arden Asset Management (UK) Limited (“AAM (UK)”) (each an “Adviser” and together the “Advisers”) have adopted this Code (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflict.

High ethical standards are essential for the success of the Advisers and to maintain the confidence of Clients.  The Advisers’ long-term business interests are best served by adherence to the principle that Clients’ interests come first.  Further, the Advisers have a fiduciary duty to their Clients which requires individuals associated with the Advisers to act solely for the benefit of their Clients.  All of the Advisers’ Covered Persons (as defined below) must put the interests of the Advisers’ Clients before their own personal interests and must act honestly and fairly in all respects in dealings with Clients.  All of the Advisers’ Covered Persons must also comply with applicable securities laws and all other laws, rules and regulations applicable to their activities on behalf of the Advisers and shall not knowingly assist in any violation of such laws, rules or regulations.  Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with the Advisers.

In addition, because of the nature of the Advisers’ businesses, employees may be exposed to information that constitutes “inside information” or material, non-public information.  Securities laws prohibit the use of such information for financial benefit.  Accordingly, the Advisers have also adopted policies that prohibit the use of material non-public information in the Insider Trading Policy incorporated into this Manual.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of each Covered Person’s employment with either one of the Advisers.  As more fully described below, failure to comply with any provision hereof to which they are subject may subject Covered Persons to disciplinary action.  The Code cannot anticipate every situation in which personal interests may be in conflict with the interests of Clients.  All Covered Persons should be responsive to the spirit and intent of the Code, as well as, its specific provisions.

Where a Covered Person is required to seek approval or guidance from the Chief Compliance Officer, this shall mean (unless otherwise stated) the Chief Compliance Officer (“CCO”) of AAM LLC for Covered Persons of AAM LLC and the duly appointed delegate for Covered Persons of AAM (UK).  The CCO shall copy correspondence in relation to AAM (UK) Covered Staff to the AAM (UK) Compliance Officer.

II.	DEFINITIONS

This section addresses certain defined terms used herein.

A.
Access Person means (i) any Supervised Person who is an employee of the Advisers; (ii) any Supervised Person who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of a Reportable Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or (iii) a Supervised Person in a control relationship to a Client or the Advisers who obtains information concerning recommendations made to a Client with regard to the purchase of a Reportable Security by the Client.

B.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

C.
Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

D.
Covered Person(s) under this Code of Ethics means all “Supervised Persons” which includes any partner, officer, director, manager (or other person occupying a similar status or performing similar functions), or employee of the Advisers, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.  A Covered Person may also include certain consultants, representatives or agents retained by the Advisers who are Supervised Persons, if they become Access Persons (as defined herein) or engage in solicitation on behalf of the Advisers.

E.	Personal Account means any account in which an Access Person has any beneficial ownership as further defined in Part IV of this policy.

F.	Reportable Security means a security as defined in section 202(a)(18) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-2(a)(18)), except that it does not include:

i.	direct obligations of the Government of the United States; or

ii.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or

iii.	shares issued by money market funds registered under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”); or

iv.
shares or interests issued by open-end funds registered under the 1940 Act (“Registered Funds”) other than funds that would be Registered Funds except that they are managed by either of the Advisers; or funds that would be Registered Funds, except whose Advisers or principal underwriter controls the Advisers1, are controlled by the Advisers, or are under common control with the Advisers (each a “reportable fund”); or

v.	shares issued by unit investment trusts that are invested exclusively in one or more Registered Funds, none of which are reportable funds.

III.	STANDARDS OF CONDUCT

The Advisers’ general fiduciary duty requires that the interests of Clients be placed ahead of the interests of the Advisers when there are conflicts.  Accordingly, the Advisers will examine their business practices to identify any that may cause a conflict of interest between the Advisers and their Clients from time to time, and to ensure that the Advisers always act in the best interests of their Clients and in accordance with disclosures made.  The potential for such conflicts are disclosed in the relevant fund offering memoranda or prospectuses in relation to AAM LLC managed funds or in AAM LLC’s Form ADV Part 2.  In some instances, identified conflicts may require an Adviser to disclose the existence of a specific conflict, obtain a Client’s consent before proceeding, or avoid the transaction altogether.  It is the responsibility of each Supervised Person to bring identified conflicts of interest to the attention of the CEO, CCO, and General Counsel.
High ethical standards are essential for the success of the Advisers.  Accordingly, the Advisers have adopted Standards of Conduct and Business Principles as outlined in Attachment 1.

This Code is also designed to prevent certain practices by Covered Persons in connection with the business conducted by the Advisers on behalf of Clients.  These prohibitions include:

A.	employing any device scheme artifice to defraud a Client;

1	Arden Asset Management LLC sponsors and advises several closed-end funds registered under the 1940 Act. Such closed-end funds are reportable securities.

B.	making any untrue statement of a material fact or omitting to state a material fact that renders statements made to a Client, in light of the circumstances under which they were made, not misleading;

C.	engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Client; and

D.	engaging in any manipulative practice with respect to a Client.

These standards and prohibitions govern all conduct, whether or not the conduct is specifically defined in provisions of this Code or its Attachment 1 hereto, or another Compliance policy or procedure established by the Advisers.

IV.	APPLICABILITY OF THE CODE

Personal Accounts of Access Persons.  This Code applies to all Personal Accounts of all Access Persons in which such Access Person (or their agents) may effect a transaction in Reportable Securities.

A Personal Account also includes an account maintained by or for:
A.	an Access Person’s spouse or civil partner (other than a legally separated or divorced spouse of the Access Person) and minor child or step-child;

B.	any other relative who lives in the Access Person’s household;

C.
any persons to whom the Access Person provides primary financial support; and either:  (i) whose financial affairs the Access Person controls; or (ii) for whom the Access Person provides discretionary advisory services;

D.	any trust or other arrangement which names the Access Person as a beneficiary or remainderman;

E.	any investment partnership in which Access Persons as a group own more than 25% of the equity securities of the partnership; and

F.
any other person whose relationship with the Access Person is such that the relevant person has a direct or indirect material interest in the outcome of the trade, other than a fee or commission for the execution of the trade.

A comprehensive list of all Access Persons’ and Personal Accounts will be maintained by the CCO or his or her delegate as advised from time to time.  It is every employee’s responsibility to ensure that this list is accurate insofar as it pertains to him or her.

V.	RESTRICTIONS ON PERSONAL INVESTING AND OUTSIDE BUSINESS ACTIVITIES

This section addresses restrictions on Access Persons' personal investments and Covered Persons' outside business activities.  In the event of a material change to this Restrictions on Personal Investing and Outside Business Activities section of the Code of Ethics, the CCO shall inform each Registered Fund's CCO of such change and ensure that the change is approved by each Registered Fund's Board no later than six months after the change is adopted.

A.
General.  It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for a Personal Account described in Section IV of the Code is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws.  Personal Account transactions for Access Persons may be effected only in accordance with the provisions of this Section.  The CCO or his or her delegate will periodically monitor Personal Account trades as appropriate, for compliance with this Code.

B.
Pre-clearance.  Unless an exception contained in Section VII below applies, an Access Person must obtain the prior written approval of the CCO (or his or her delegate as advised from time to time) before engaging in transactions in:  (i) any investment in which an Access Person knows that an Adviser’s Client (by virtue of an Adviser’s investment management activity for that Client) has an interest; may have or ceases to have an interest within one month of the pre-clearance request; (ii) private securities (which, without limitation, but for the avoidance of doubt, includes hedge funds); (iii) initial public offerings; (iv) any investment in a Registered Fund sponsored or advised by AAM LLC or (v) any of the securities identified in Exhibit III hereto (Restricted Securities) whether in his or her Personal Account or otherwise.

Exhibit III hereto is intended to identify:  (i) any publicly traded funds within a family of funds regarding which the Advisers receives information as part of its Research function; (ii) any public entity, or public debt issued by an entity, whose primary business is management of hedge funds and the Advisers receives information regarding any such hedge funds as part of its Research function; and (iii) any other public entity regarding which any Covered Person may have obtained material, non-public information as part of its Research function (collectively, “Restricted Securities”).  All Access Persons should notify the CCO or his or her delegate immediately to the extent they are or become aware of any securities that meet the description above and that are not already referenced on Exhibit III.  To the extent an Access Person identifies any security as being potentially appropriate to be added to Exhibit III due to category (iii) above, such Access Person should also provide such information that may enable an assessment of when it might be appropriate to remove such security from Exhibit III (e.g., after a specific event becomes public knowledge).

All Access Persons should notify the CCO (or his or her delegate as advised from time to time) if they are holding a Restricted Security in their Personal Account (whether such security was acquired prior to its constituting a Restricted Security or while it constituted a Restricted Security).  Access Persons should not liquidate any such holding without prior written approval of the CCO (or his or her delegate as advised from time to time).

The CCO may approve the transaction if he/she concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on Clients.  The CCO in determining whether approval should be given will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with an Adviser.  A request for pre-clearance may be made by sending an email to the CCO in advance of the contemplated transaction.  The CCO may request further information and assurances from the Access Person.

Any approval given under this paragraph will remain in effect for 24 hours or such other period specified by the CCO.  Even if a transaction is approved, Access Persons are still prohibited from engaging in fraudulent or manipulative practices, or insider trading.  If the CCO is unavailable and a transaction is time sensitive, the General Counsel, the Chief Operating Officer or such other person as may be advised from time to time, may provide pre-clearance in the CCO’s absence.

Recognizing that at the present time the Advisers’ business is focused primarily on the conduct of research relating to and investments in hedge funds, compliance risks associated with Supervised Persons’ use of credit (e.g., margin) or special dealing facilities with respect to their Personal Accounts are minimized.  Supervised Persons, however, should still refrain from engaging in excessive margin or speculative trading that in any way suggests that such trading is endorsed by or encouraged by the Advisers.  When the Advisers' business expands to advising on other security types or strategies, Supervised Persons may be notified by the CCO that they must not request or accept any credit (e.g., margin) or other special dealing facilities with respect to Personal Accounts without the specific prior consent of the CCO.

C.
Outside Business Activities.  The Advisers are each a fiduciary, and their Covered Persons owe a duty of loyalty to their Clients.  A Covered Person owes a duty of loyalty to the Advisers, as noted in the Employee Handbook, or in applicable employment agreements.  A Covered Person must report business activities in which the Covered Person has a significant role that might present a conflict of interest.  For example, and without limitation, this includes acting as a director on a board where the position involves investment management decision making, which could potentially lead to conflicts of interest.  In addition, all employees must report whether they, a Covered Person associated with them, or a close family member is an officer or director of a publicly traded company.  However, it is not required by this policy for a Covered Person to report outside business activities (including acting as a director on a Board if it does not involve investment decision making or is not a Board of a public company) that do not have any direct or indirect relationship to the Advisers’ business.

D.
Management of Non-Adviser Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not a Client of either of the Advisers or serving as trustee for third parties unless the CCO pre-clears the arrangement and finds that the arrangement would not harm any Client.  The CCO may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

E.
Conditional Restrictions.  In the event the Advisers’ business evolves to include recommendations regarding individual securities or financial instruments (other than managed funds), then the Advisers will amend this Code to include appropriate restrictions on transactions in Personal Accounts of Covered Persons.  In the meantime, Covered Persons must ensure that all personal securities transactions are conducted in such a manner as to avoid any actual or perceived conflict of interest.

F.
Restricted Persons.  Covered Persons hereunder who are “Restricted Persons” under FINRA Conduct Rule 5130 or “Covered Persons” under FINRA Conduct Rule 5131 shall comply with any restrictions on investing in New Issues as defined by those Rules.  Covered Persons should consult with the Compliance Department with any questions as to whether they constitute a “Restricted Person” or “Covered Person” as defined by those Conduct Rules.  Generally, senior officers of AAM LLC are “Covered Persons” with respect to AAM LLC under Rule 5131 and members of AAM LLC’s Investment Committee will constitute “Restricted Persons” under Rule 5130.

VI.	REPORTING

This section addresses the reporting requirements that all Covered Persons must adhere to.

A.
Initial and Annual Disclosure of Securities Holdings.  All Access Persons shall, within 10 calendar days of commencement of employment with an Adviser, or having been designated an Access Person by the CCO, and on an annual basis, submit a statement to the CCO or his or her delegate listing all of the:

i.
names of any brokerage firms or banks where the Access Person maintains Personal Accounts in which Reportable Securities are or can be held, together with the account number (and in the case of the initial report a copy of the latest statements for such Personal Account); and

ii.
securities in which the Access Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person has any beneficial ownership).2

The statement including foregoing details must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person of an Adviser.  Access Persons shall annually submit to the CCO or his or her delegate an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted.

B.
New Accounts.  Each Access Person has an affirmative obligation to notify the CCO or designee promptly if the Access Person opens any new Personal Account with a broker or custodian or moves an existing Personal Account to a different broker or custodian.

C.
Duplicate Copies of Personal Account Statements.  Access Persons must ensure that all transactions in Reportable Securities are reported to the CCO or designee no later than 30 calendar days after the last day of the quarter in which a transaction in Reportable Securities takes place.  Accordingly, each Access Person is required to direct his or her brokers or custodians, trustees or administrators or any persons managing the Access Person's Personal Account for which the Access Person has any investment discretion to submit to the CCO or designee duplicate account statements.  Such direction must be made promptly after starting or opening a Personal Account to be sure all transactions in Reportable Securities will be reported within the timeframes stated above.

D.
Transactions Subject to Review.  The transactions reported on the Access Person’s statements, initial reports or otherwise reported will be subject to reviews by the CCO or designee and other staff as needed to determine an Access Person’s adherence to the requirements of this Policy and applicable law.

E.
Outside Business Activities.  All Covered Persons shall, within 10 calendar days of commencement of employment with an Adviser or having been designated a Covered Person by the CCO, and on an annual basis, submit a statement to the CCO listing all of outside business activities described as being required to be reported in subpart V.C. of this Policy.

Each Covered Person has an affirmative obligation to notify the CCO or designee before the Covered Person begins a new outside activity described as being required to be reported in subpart V.C. of this Policy.

2	This requirement may be satisfied by having supplied or supplying copies of the Personal Account statements as provided in subpart D of this section VI.

VII.	EXCEPTIONS FROM PRE-CLEARANCE AND REPORTING PROVISIONS

In recognition of the de minims or involuntary nature of certain transactions, this section sets forth exceptions to the pre-clearance and reporting requirements.

The following transactions will be exempt from the pre-clearance requirements:

A.	purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights; and

B.	purchases or sales pursuant to an automatic investment plan.

The following transactions will be exempt from the pre-clearance and reporting requirements:

A.	transactions in securities that are not Reportable Securities; and
B.
transactions effected in, and the holdings of, any Personal Account over which the Covered Person has no direct or indirect influence or control in the purchase and sale of Reportable Securities, subject to the receipt by the CCO of sufficient assurance, as he or she shall determine, that the Covered Person has no such direct or indirect control (i.e., blind trust, discretionary account or trust managed by a third-party).

The CCO may grant other exceptions from the reporting requirements under the Code as he or she deems appropriate subject to compliance with relevant securities laws and applicable regulatory requirements.

VIII.	RECORD KEEPING

The CCO shall keep in an easily accessible place for at least six (6) years, copies of this Code, a list of all Covered Persons (including whether or not such persons are Access Persons), all periodic statements and reports of Covered and Access Persons, copies of all pre-clearance requests and approvals, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

All periodic statements of Covered Persons may be kept electronically.

IX.	OVERSIGHT OF THE CODE

This section addresses the responsibilities of the CCO in overseeing the Code:

A.
Acknowledgment.  The CCO or designee shall annually distribute a copy of the Code to all Covered Persons.  The CCO will also distribute promptly all amendments to the Code.  All Covered Persons are required annually to sign and acknowledge their familiarity with the provisions of this Code by signing a certificate that will be distributed by the CCO or designee.  In addition, any situation which may involve a conflict of interest or other possible violation of this Code must be promptly reported to the CCO.

B.
Review of Transactions.  The CCO or designee will review each Access Person’s reports of beneficial ownership and transactions in his/her Personal Account on an appropriate basis and compare them to transactions entered into by the Advisers for Client Accounts.  The Chief Operating Officer or the General Counsel will review the CCO’s transactions and pre-clearance requests.  Any transactions that are believed to be a violation of this Code will be reported promptly to the CCO.

C.
Sanctions.  The CCO or designee shall consider reports made to him/her and upon determining that a violation of this Code has occurred, may, at his/her discretion, impose such sanctions or remedial action as he/she deems appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with the relevant Adviser, or reporting the activities at issue to the relevant Adviser’s regulator from time to time.  The Adviser will not retaliate against any Access Person who reports a violation of the in good faith and any retaliation constitutes a further violation of the Code.

D.
Authority to Exempt Transactions.  The CCO has the authority to exempt any Covered Person or any Personal Account or personal securities transaction of an Access Person from any or all of the provisions of this Code if he/she determines that such exemption would not be against the interests of any Client and subject to compliance with applicable federal securities laws.  The CCO shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

E.	ADV Disclosure. The CCO shall ensure that the Form ADV: (i) describes the Code on Part 2A; and (ii) offers to provide a copy of the Code to any Client or prospective Client upon request.

F.
Approval of Code of Ethics.  The Board of Managers of the Registered Funds advised by AAM LLC must approve this Code and any material changes to this Code.  The Board of Managers must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in conduct prohibited by Rule 17j-1(b) under the 1940 Act.  Before approving the Code, AAM LLC shall provide a written certification to the Board of Managers that AAM LLC has adopted procedures reasonably necessary to prevent Access

Persons from violating this Code. Each Registered Fund's Board of Managers shall approve a material change to this Code no later than six months after adoption of such material change.

G.
Board Reporting.  No less frequently than annually, AAM LLC shall furnish to the Board of Managers of each Registered Fund, and the Boards of Managers will consider, a written report that:  (i) describes any issues arising under this Code since the last report to the Board of Managers, including, but not limited to, information about material violations or procedures or sanctions imposed in response to material violations; and (ii) certifies that AAM LLC has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

X.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential to the extent permitted by law.